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Exhibit 99.1

For Immediate Release
Wednesday, July 21, 2004

Liberty Media and Comcast Announce Agreement to Exchange Liberty Shares for
Programming Assets and $545 Million

        ENGLEWOOD, CO and PHILADELPHIA, PA (Wednesday, July 21, 2004)—Liberty Media Corporation (NYSE: L, LMC.B) and Comcast Corporation (NASDAQ: CMCSA, CMCSK) today announced an agreement in which Liberty Media will redeem 120.3 million shares of its Series A common stock held by Comcast in exchange for 100% of the stock of a Liberty subsidiary, Encore ICCP, Inc. At the time of the exchange, the subsidiary will hold Liberty Media's 10% ownership interest in E! Entertainment Television, its 100% ownership interest in International Channel Networks, all of Liberty Media's rights, benefits and obligations under a TCI Music contribution agreement, and approximately $545 million of cash.

        The transaction is subject to customary closing conditions and regulatory approvals. The transaction also would resolve all litigation pending between Comcast and Liberty Media regarding the TCI Music contribution agreement, which Comcast inherited as part of its acquisition of AT&T Broadband in November of 2002.

        Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses classified in three groups; Interactive, Networks and Tech/Ventures. Our businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, STARZ!, Discovery, IAC/InterActiveCorp, and The News Corporation Limited.

        Comcast Corporation (Nasdaq: CMCSA, CMCSK) is principally involved in the development, management and operation of broadband cable networks and programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4techTV. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Comcast Corporation's businesses which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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Contacts:
Mike Erickson—Liberty Media Corporation
877-772-1518
Tim Fitzpatrick—Comcast Corporation
215-981-8515
Jenni Moyer—Comcast Corporation

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Liberty Media and Comcast Announce Agreement to Exchange Liberty Shares for Programming Assets and $545 Million